Exhibit 99.1

Royal Gold Raises Dividend 10% to $0.22 Per Share

          DENVER, Nov. 9 /PRNewswire-FirstCall/ -- ROYAL GOLD, INC. (Nasdaq: RGLD; Toronto: RGL) today announced that its Board of Directors increased the Company’s annual dividend from $0.20 to $0.22, payable on a quarterly  basis of $0.055 per share of common stock.  The newly declared dividend is 10% higher than the dividend paid in calendar year 2005.  Royal Gold has steadily increased its annual dividend since it first issued a $0.05 annual payment for calendar year 2000.

          The Board also declared the dividend of $0.055 per share will be payable on January 20, 2006, to shareholders of record at the close of business on January 6, 2006.

          Stanley Dempsey, Chairman and CEO, said, “We are pleased to be able to pay out an increased dividend to our shareholders for the 5th year in a row.  This increase reflects our strong financial position and the Board’s confidence in the future growth of the Company.”

          Royal Gold is a precious metals royalty company engaging in the acquisition and management of precious metals royalty interests.  Royal Gold is publicly traded on the NASDAQ National Market System, under the symbol “RGLD” and on the Toronto Stock Exchange, under the symbol “RGL.”  The Company’s web page is located at www.royalgold.com.

SOURCE  Royal Gold Inc
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          /CONTACT:  Stanley Dempsey, Chairman & Chief Executive Officer, or Karen Gross, Vice President & Corporate Secretary, both of Royal Gold, Inc. +1-303-573-1660/
          /Web site:  http://www.royalgold.com /